Exhibit 10.6
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterick ([****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
MUTUAL RELEASE AND SETTLEMENT AGREEMENT
     This Mutual Release and Settlement Agreement (“Settlement Agreement”) is made and entered into as of the 10th day of June, 2005, Pacific Daylight Time, by and among the following parties (all collectively referred to as the “Parties”):
          (a) Fujitsu Limited (“Fujitsu”);
          (b) Cirrus Logic, Inc. (“Cirrus” or “Cirrus Logic”);
          (c) Amkor Technology, Inc. (“Amkor”);
          (d) Sumitomo Bakelite Co., Ltd. (“Sumitomo Bakelite”);
          (e) Sumitomo Plastics America, Inc. (“Sumitomo Plastics,” and, collectively with Sumitomo Bakelite, “Sumitomo”);
          (f) The St. Paul Fire & Marine Insurance Co. (“St. Paul”); and
          (g) Federal Insurance Co. (“Federal”) (St. Paul and Federal, collectively, the “Insurers”),
          (h) including, for each of the foregoing, its predecessors, successors, parent, subsidiaries, related entities, officers, directors, attorneys, agents, and employees.
RECITALS
     A. Differences have arisen among the various parties to this Settlement Agreement concerning, among other matters, Fujitsu’s obligation to make certain payments to Cirrus Logic; the responsibility for the alleged failure of certain models of Fujitsu’s magnetic hard disk drive products (Picobird 15H and Picobird 16 series, both models collectively referred to herein as “Fujitsu HDDs”) and certain semiconductor chips (Numbur and Himalaya 2.0, collectively referred to herein as “Cirrus Chips”) sold by Cirrus Logic to Fujitsu, which chips were assembled by Amkor using the mold compound (EME-7351UL) manufactured by Sumitomo; and the respective defense and indemnity obligations of St. Paul and Federal to Cirrus Logic for these matters.
     B. On October 19, 2001, Cirrus Logic commenced an action against Fujitsu in the United States District Court, Northern District of California, Case No. C01-20987 JW (Fujitsu I). On April 2, 2002, that action was dismissed without prejudice. On April 4, 2002, Fujitsu commenced an action against Cirrus Logic in the United States District Court, Northern District of California, Case No. C02-01627 JW (Fujitsu II), and counterclaims and cross-claims were asserted in that action. That action has been stayed by order of the Court. On November 26, 2003, Fujitsu commenced an action against Cirrus Logic, Amkor, and Sumitomo in the Superior Court of the State of California, County of Santa Clara, Case No. 1-03-CV-09885 (Fujitsu III), and cross-complaints were asserted in that action. The actions referred to in this paragraph are collectively referred to herein as the “Fujitsu Litigation.”
     C. On June 9, 2004, Cirrus Logic commenced an action against St. Paul in the United States District Court, Northern District of California, Case No. 04-CV-02270 JW. On May 6, 2005, Federal commenced an action against St. Paul in the United States District Court, Northern District of California, Case No. 05-CV-01878 JW. These actions are collectively referred to herein as the “Coverage Litigation.”

     D. On April 18 and 19, 2005, the Parties participated in a two-day mediation session before Mr. Randall Wulff. All parties were represented by counsel. These negotiations led to a compromise and settlement of the action that was placed on the record on April 28, 2005 in the Superior Court of the State of California, County of Santa Clara, before the Honorable Jack Komar.
     E. The Parties to this Settlement Agreement wish to settle hereby any and all disputes among them relating to the Fujitsu Litigation, while reserving certain rights relating to other matters including certain aspects of the Coverage Litigation. Specifically, and as a guide for interpretation of the terms of this Settlement Agreement, it is the intent of the Parties hereto:
          (i) to resolve finally and completely all disputes and claims among Fujitsu, Cirrus Logic, Amkor, and Sumitomo that were or could have been asserted in the Fujitsu Litigation;
          (ii) to resolve finally and completely all disputes and claims between Cirrus Logic, on the one hand, and the Insurers, on the other hand, both within the Coverage Litigation and with respect to the Fujitsu Litigation, except as otherwise provided herein;
          (iii) to leave unaffected any business relationships that may be ongoing in the ordinary course between or among any Parties;
          (iv) not to release or resolve any disputes between Amkor and Sumitomo pertaining to any past, pending, or future “Mold Compound” claims or litigation other than the Fujitsu Litigation; and
          (v) that the Insurers reserve all rights and claims as against one another, including any rights and claims they may have through Cirrus Logic, and no such rights or claims are released or resolved in this Settlement Agreement.

TERMS
     1. Payment.
          (a) No later than June 13, 2005, Pacific Daylight Time, Sumitomo, Amkor, St. Paul, and Federal shall make the following payments by wire transfer to the Heller Ehrman LLP Trust Account (hereinafter referred to as “Client Trust Account”) identified in Paragraph l(b), below.
               (i) Sumitomo will pay $[****], which amount is due to confirmed property damage involving physical injury to semiconductor chips and loss of use of semiconductor chips, hard disk drives and equipment utilizing those chips and drives. St. Paul reserves its right to dispute the characterization of the purpose of Sumitomo’s payment in the Coverage Litigation. This subparagraph l(a)(i) is subject to Paragraph 5 of this Settlement Agreement;
               (ii) Amkor will pay $40,000,000 (Forty Million Dollars); and
               (iii) St. Paul will pay $[****] and Federal will pay $[****]. St. Paul and Federal agree that such payments, along with prior payments made by St. Paul for the defense of Cirrus in the Fujitsu Litigation, are and were for claims actually covered by their respective policies of insurance, with the exception that St. Paul maintains that such claims are not and were not covered under its Commercial General Liability Policy, and, further, that by making such payments St. Paul and Federal have not acted as volunteers.
          (b) The payments identified in Paragraph 1 (a) above will be made to the following account by wire transfer no later than June 13,2005:

Bank:	[****]
ABA#:	[****]
Swift Code:	[****]
Acct Name:	[****]
Acct#:	[****]

          (c) Within one court day after the date on which Heller Ehrman receives all the funds described in Paragraph 1 (a), Fujitsu, Cirrus Logic, Amkor and Sumitomo will exchange and file the papers necessary to dismiss the Fujitsu Litigation, including all claims, cross-claims, and counterclaims, with prejudice. These papers will be substantially in the form attached hereto as Exhibit A to this Settlement Agreement.
          (d) Within two business days after the later of (a) the date on which it receives all the funds described in Paragraph l(a), above; and (b) the date Fujitsu, Cirrus Logic, Amkor and Sumitomo have exchanged and filed the papers necessary to dismiss the Fujitsu Litigation with prejudice (as described in Paragraph l(c), above), Heller Ehrman will distribute all funds deposited with it as described in Paragraph l(a) above as follows:
               (i) Heller Ehrman will distribute $[****], plus any interest earned thereon ([****] percent of the total), to Fujitsu by wire transfer to the following bank account:

Bank:	[****]
Branch:	[****]
Address:	[****]
SWIFT code:	[****]
Account No.:	[****]
               (ii) Heller Ehrman will distribute $[****], plus any interest earned thereon ([****] percent of the total), to Cirrus by wire transfer to the following bank account:

Bank:	[****]
Address:	[****]
Routing No:	[****]
Account name:	[****]
Account No.:	[****]

          (e) Within one business day after receiving the funds described in Paragraph l(d)(i) and (ii), above, Fujitsu and Cirrus Logic will acknowledge receipt of those funds by electronic mail message to [****]@hellerehrman.com, [****]@zelle.com, and [****]@newtonremmel.com
          (f) The Parties acknowledge and agree that Heller Ehrman will place the funds described in Paragraph l(a) in one or more money market accounts at a San Francisco branch of Citibank, with the funds bearing interest at whatever rate is commercially available for similarly-situated accounts from that branch of Citibank.
          (g) If any Party fails to comply with its obligations under Paragraph 1 of this Settlement Agreement, and a Court declines to compel that Party to do so, Heller Ehrman will return all moneys paid pursuant to Paragraph l(a), along with a pro-rated share of any interest earned thereon, to the Parties that originally sent the moneys to the Client Trust Account. In the event Heller Ehrman returns the moneys paid pursuant to this Paragraph, this Settlement Agreement shall be deemed as terminated and the Fujitsu Litigation shall return to active litigation.
     2. Releases.
     In consideration of the mutual promises and covenants contained herein, including the payments as set forth above, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Parties (including Fujitsu, Cirrus Logic, Amkor, Sumitomo; and the Insurers, and for each of the preceding, their predecessors, successors, parent, subsidiaries, related entities, insurers, officers, directors, attorneys, agents, and employees) hereby fully and forever, as broadly as possible, except as provided in Paragraph 3, release, discharge, and covenant not to sue or otherwise institute legal or administrative proceedings against one another with respect to any dispute that was asserted or that could have been asserted in the Fujitsu Litigation, or related to the institution, prosecution, defense, and settlement of that litigation (except enforcement of the Settlement Agreement), including without limitation claims for breach of express or implied contract, breach of express or implied warranty, breach of the implied covenant of good faith and fair dealing, quantum meruit, fraud, negligent misrepresentation, express, implied, or equitable indemnity, promissory estoppel, negligence, intentional or negligent interference with contract or economic advantage, defamation, violation of the California Commercial Code, the California Business and Professions Code, or any other statute, abuse of process, malicious prosecution, and all other liabilities, claims, and injuries of every nature, kind, and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist between or among them connected with the events and transactions alleged in the pleadings filed in the Fujitsu Litigation, except as set forth in Paragraphs 3 and 13 below. For avoidance of doubt, it is hereby confirmed that except for the payment obligations set forth in this Settlement Agreement, Fujitsu is relieved from any further payment obligation to Cirrus Logic under the Letter of Agreement dated June 18,2001 or any purchase orders issued thereunder.
     3. Exclusions From Release. Notwithstanding the provisions of Paragraph 2, nothing in this Settlement Agreement is intended, or may be construed, to release any of the following claims, each of which is specifically excluded from the scope of this Settlement Agreement:
          (a) Other than claims between Amkor and Sumitomo asserted in the Fujitsu Litigation, any and all claims between Amkor and Sumitomo, whether or not they have been asserted, including claims from any other litigation pending in any court related to alleged defects in the Sumitomo EME-7351 U-series mold compound.

          (b) Any and all claims and disputes between or among St. Paul, Federal, and National Union Fire Ins. Co. of Pittsburgh, PA (“AIG”), whether or not specifically asserted in the Coverage Litigation, pertaining to any defense and/or indemnity obligations of any of them to Cirrus Logic in the Fujitsu Litigation, or pertaining to the apportionment among them of the payment provided for in paragraph l(a)(iii). To the extent any claims and rights Cirrus Logic has against any of the Insurers must be preserved in order to permit the Insurers to pursue and resolve any claims and rights the Insurers may have between them, such claims and rights of Cirrus Logic are not released herein. Cirrus Logic does not release the Insurers from any contractual obligations to pay defense expenses incurred in the Fujitsu Litigation. This Settlement Agreement does not change or provide any basis for changing the coverage terms or limits contained in any insurance policy issued by any Insurer.
          (c) Any and all claims and disputes between Fujitsu and any entity other than Cirrus Logic, Amkor, or Sumitomo (including, without limitation, any entity that sold semiconductor chips or other products to Fujitsu).
     4. Indemnifications, Warranties and Representations.
          (a) In the event that a third party asserts a claim assigned to that third party by Fujitsu against Cirrus, Amkor or Sumitomo relating to use of Sumitomo mold compounds containing inorganic phosphorus as a flame retardant, Fujitsu shall indemnify and hold harmless Cirrus, Amkor and Sumitomo for any damages, attorneys’ fees, and costs they incur to the extent that such damages, attorneys’ fees and costs are incurred because of that assigned claim, subject to the following preconditions: (1) Cirrus, Amkor and Sumitomo shall provide notice of any such claim to Fujitsu as soon as practicable after learning of such claim; (2) Cirrus, Amkor and Sumitomo shall cooperate with Fujitsu and its counsel in the investigation, defense or settlement of any such claim;

(3) Fujitsu shall be entitled (but not required) to take over and control, at its own expense, the defense of any such claim; and (4) Cirrus, Amkor and Sumitomo shall not be entitled to indemnification for any such claim if it admits liability for or settles that claim without Fujitsu’s written consent. The indemnity provided in this Paragraph shall not apply to the claims actually asserted by Fujitsu on behalf of its overseas sales companies (“OSCs”) in the Fujitsu Litigation, which claims are released by this Settlement Agreement.
          (b) Amkor and Sumitomo warrant and represent that no claim assigned by Fujitsu to a third party has been asserted against them to date.
          (c) Fujitsu warrants and represents that except for the Letter Agreement dated March 29, 2004, it has not assigned any claims or causes of action relating to: (a) Cirrus’ Himalaya 2.0, Numbur, and Bhutan chips; or (b) Sumitomo mold compounds using inorganic red phosphorus as a flame retardant. Fujitsu further warrants and represents that the Letter Agreement dated March 29,2004 in no way involves Cirrus or any Cirrus product.
          (d) Cirrus, Amkor, and Sumitomo each warrants and represents that it has not assigned any claims or causes of action alleged in a pleading in the Fujitsu Litigation, or that could have been asserted in the Fujitsu Litigation, which relate to: (a) Cirrus’ Himalaya 2.0, Numbur, and Bhutan chips; or (b) Sumitomo mold compounds using inorganic red phosphorus as a flame retardant.
     5. No Admission of Wrongdoing. Nothing contained in this Settlement Agreement shall constitute or be treated as an admission of liability or wrongdoing by any Party. Nothing in this Settlement Agreement shall be admissible in any future dispute involving any Party, except an action to enforce this Settlement Agreement.

     6. Complete Defense. The mutual release provided in this Settlement Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of this release.
     7. Confidentiality. All Parties and their attorneys agree that they shall not, except pursuant to a specific order issued by a court of competent jurisdiction or as may otherwise be required by law, disclose to any third party the terms of this Settlement Agreement or the consideration referred to herein. However, nothing in this Settlement Agreement shall prevent any Party from disclosing information that is already in the public domain, developed independently of this litigation, received without an obligation of confidentiality, or information that is required to be disclosed by law (including without limitation the rules of any stock exchange). Nor does this Settlement Agreement preclude any Party from stating that there was a settlement, that all claims and cross-claims were dismissed, or that there was no admission of wrongdoing or liability with respect to the matters asserted in the lawsuit. In addition any Party may disclose the terms of the Settlement Agreement to its attorneys, accountants, and insurance carriers.
     8. Waiver of Unknown Claims. All Parties hereby represent and warrant that they understand and expressly waive any and all rights and benefits conferred upon them by the provisions of section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

All Parties agree that the mutual release provided in this Settlement Agreement shall extend and apply to all unknown, unsuspected, and unanticipated claims, demands, injuries, or damages against one another related to the Fujitsu Litigation, and expressly waive any equivalent provision of any statute of the United States or any other state or jurisdiction.
     9. Dismissal. Consistent with Paragraph l(c), above, the Parties will execute and file all papers necessary to accomplish the dismissal with prejudice of the Fujitsu II and Fujitsu III in lawsuits in their entirety, including all claims, counterclaims, cross-claims, and cross-complaints. Each Party shall bear its own costs and attorneys’ fees incurred in the Fujitsu Litigation.
     10. Coverage Litigation. Cirrus Logic and the Insurers shall arrange for Cirrus Logic’s dismissal from the Coverage Litigation.
     11. Governing Law. This Settlement Agreement shall be governed, construed and enforced in accordance with the laws of the State of California without regard to principles of choice of law or conflicts of law.
     12. Enforcement/Interpretation. The Parties agree that the Honorable Jack Komar of the Superior Court of California, or such other judge as may be assigned from the Santa Clara County Superior Court, shall retain jurisdiction for purposes of enforcement and/or dispute resolution concerning this Settlement Agreement. Provided, however, that this Paragraph shall not apply to the Coverage Litigation or the disputes between the Insurers. Provided further, that nothing in this Paragraph shall prevent any Party from seeking the assistance of Mediator Wulff with respect to any dispute concerning this Settlement Agreement.
     13. Reconciliation of Costs Advanced. The Parties hereto recognize that during the course of the Fujitsu Litigation certain costs and expenses have been advanced by one or another of Fujitsu,

Cirrus Logic, Amkor, or Sumitomo, which are properly for the equal account of all four of those parties. Such costs and expenses include, by way of example, conference room rental for depositions, official interpreters’ fees and expenses, the agreed-to costs of preparing the hard disk drive data dictionary, and the like. Nothing in this Settlement Agreement is intended to release any party of its obligation to reimburse another party for such other party’s excess advance of expenses beyond its fair share, in the event that any party shall undertake to compile a reconciliation of such cost advances.
     14. Integration and Advice of Counsel. This Settlement Agreement is an integrated document which states the entire agreement among the Parties. Each Party affirms and acknowledges that it has executed this Settlement Agreement voluntarily and without coercion, that it has not relied on any prior or contemporaneous written or oral representations extrinsic or collateral to the terms of this Settlement Agreement, and that it has obtained legal advice from its attorneys in entering into this Settlement Agreement. The Parties agree that this Settlement Agreement shall be deemed to have been drafted jointly by the Parties, and no Party shall be treated as having drafted the agreement for purposes of construction.
     15. No Other Actions.
          (a) Fujitsu hereby represents and warrants to all other Parties that except for the Fujitsu Litigation it is not a party to any other judicial or administrative actions currently pending against Cirrus Logic, Amkor, or Sumitomo asserting any claim arising out of, or seeking damages or equitable relief for, any of the matters alleged in a pleading in the Fujitsu Litigation. The representation in this paragraph is a material inducement to Cirrus Logic, Amkor, and Sumitomo for entering into this Agreement.

          (b) Cirrus hereby represents and warrants to all other Parties that except for the Fujitsu Litigation, it is not a party to any other judicial or administrative actions currently pending against Fujitsu, Amkor, or Sumitomo asserting any claim arising out of, or seeking damages or equitable relief for, any of the matters alleged in a pleading in the Fujitsu Litigation. The representation in this paragraph is a material inducement to Fujitsu, Amkor, and Sumitomo for entering into this Agreement.
     16. Further Assurances. Each Party agrees to cooperate in taking any actions and executing any documents that may be necessary to give effect to the provisions of this Settlement Agreement.
     17. Protective Order. Except as follows, the Parties agree that the Protective Order entered in Fujitsu II shall remain in full force and effect notwithstanding this Settlement Agreement. The Parties shall disclose discovery materials (as defined in the Protective Order) that were produced in the Fujitsu Litigation to the Insurers as requested by the Insurers for purposes of the Coverage Litigation, and for the sole purposes of the Coverage Litigation. All documents designated confidential, whether “attorneys’ eyes only” or some other designation, may be seen by all parties in the Coverage Litigation, their representatives and agents, and the court and its agents. The parties to the Protective Order entered in Fujitsu II will not destroy any materials produced subject to the Protective Order until that order expires upon the conclusion of the Coverage Litigation. As set forth in this paragraph, the Insurers agree to treat materials subject to the Protective Order as if they are parties to the Protective Order, and shall destroy all discovery materials upon conclusion of the Coverage Litigation.
     18. Memorialization. This Settlement Agreement shall be deemed to be a memorialization of the settlement that was reached and placed on the record in court on April 28, 2005, before the

Honorable Jack Komar, and a transcript of the record of that settlement shall be enforceable as a “writing” under section 664.6 of the California Code of Civil Procedure.
     19. Remedies in the Event of Breach. If any Party to this Settlement Agreement initiates legal action to enforce this Settlement Agreement, then any Party that is found (in a final decision from which no further appeal may be brought) to have breached the Settlement Agreement shall be liable to each prevailing Party in such action for its attorneys’ fees and costs.
     20. Authority. Each Party hereto warrants that the individual signing this Settlement Agreement on behalf of that Party has full authority to do so and that each Party intends to be bound by the signature of the individual it designates to sign this Settlement Agreement.
     21. Counterparts/Execution by Faxed Signatures. This Settlement Agreement may be executed in any number of counterparts, but all such counterparts shall constitute but one and the same instrument and this Settlement Agreement shall become effective upon the execution and exchange of counterpart originals by each Party. In addition, this Settlement Agreement may be executed via signatures transmitted by facsimile, and such signatures shall be deemed in all respects the same as original signatures. Provided, however, that even if the Settlement Agreement is originally executed using signatures transmitted by facsimile, the Parties will cooperate eventually to provide copies of the Settlement Agreement with original signatures to any other Party that requests such a copy.
     22. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms of this Settlement Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Mutual Release and Settlement Agreement on the day and the year written below.

Dated: June 11, 2005	FUJITSU LIMITED

By:

Its: Corporate Senior Vice President

Dated: June ___, 2005	CIRRUS LOGIC, INC.

By:

Its: President and Chief Executive Officer

Dated: June ___, 2005	AMKOR TECHNOLOGY, INC.

By:

Its:

Dated: June ___, 2005	SUMITOMO BAKELITE CO., LTD.

By:

Its:

Dated: June ___, 2005	SUMITOMO PLASTICS AMERICA, INC.

By:

Its:

Dated: June ___, 2005	THE ST. PAUL FIRE & MARINE INSURANCE CO.

By:

Its:

Dated: June ___, 2005	FEDERAL INSURANCE CO.

By:

Its:

Dated: June ___, 2005	SUMITOMO PLASTICS AMERICA, INC.

By:

Its:

Dated: June ___, 2005	THE ST. PAUL FIRE & MARINE INSURANCE CO.

By:

Its:

Dated: June ___, 2005	FEDERAL INSURANCE CO.

By:

Its:

Exhibit A